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UJB FINANCIAL CORP.                                                                     Exhibit (28)C
CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)
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                                                                               Three Months Ended
                                                                                    March 31,
                                                                            -----------------------
                                                                               1994        1993
                                                                            ----------- -----------
 OPERATING ACTIVITIES
   Net income                                                              $    27,390 $    20,343
   Adjustments to reconcile net income to net cash
     provided by operating activities:
       Provision for loan losses and other real estate                          20,860      37,500
       Depreciation, amortization and accretion                                  7,673       6,098
       Gains on sales of investment and trading account securities              (1,354)     (7,003)
       Gains on sales of mortgages held for sale                                  (301)       (648)
       Gains on the sales of other real estate owned                              (336)       (160)
       Proceeds from the sales of other real estate owned                        3,812       9,718
       Proceeds from the sales of mortgages held for sale                       61,056      59,560
       Originations of mortgages held for sale                                 (47,289)    (45,752)
       Net increase in trading account securities                                 (814)    (10,502)
       Increase in accrued interest receivable and other assets                (39,592)    (46,376)
       Increase  in accrued interest payable, accrued
         expenses and other liabilities                                         43,080      35,621
                                                                            ----------- -----------
         NET CASH PROVIDED BY OPERATING ACTIVITIES                              74,185      58,399
                                                                            ----------- -----------
 INVESTING ACTIVITIES
   Proceeds from maturities of investment securities                           419,300     138,747
   Purchases of investment securities                                       (1,259,319)   (627,674)
   Purchases of investment securities available for sale                             -    (207,770)
   Proceeds from maturities of investment securities available for sale        163,292      46,385
   Proceeds from the sales of investment securities available for sale           4,461     336,732
   Net (increase) decrease in interest bearing deposits with banks             (17,145)      7,439
   Proceeds from the sales of loans                                                  -      44,803
   Net increase in loans                                                      (161,299)    (83,297)
   Purchases of premises and equipment, net                                     (2,907)     (1,581)
                                                                            ----------- -----------
         NET CASH USED BY INVESTING ACTIVITIES                                (853,617)   (346,216)
                                                                            ----------- -----------
 FINANCING ACTIVITIES
   Net increase (decrease) in demand and savings deposits                       42,473    (229,156)
   Net decrease in time deposits                                               (76,174)   (182,129)
   Net increase in short-term borrowings                                       711,163     343,622
   Principal payments on long-term debt                                         (2,116)       (544)
   Proceeds from the issuance of long-term debt                                  1,040           -
   Dividends paid                                                              (11,296)     (8,082)
   Proceeds from issuance of common stock under dividend
     reinvestment and other stock plans                                          4,325       4,668
   Other, net                                                                        -        (563)
                                                                            ----------- -----------
         NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES                      669,415     (72,184)
                                                                            ----------- -----------
 DECREASE IN CASH AND CASH EQUIVALENTS                                        (110,017)   (360,001)
 CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                              819,904   1,119,547
                                                                            ----------- -----------
 CASH AND CASH EQUIVALENTS AT END OF PERIOD                                $   709,887 $   759,546
                                                                            =========== ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid:
     Interest payments                                                     $    67,184 $    82,719
     Income tax payments                                                         2,081         207
Noncash investing activities:
    Loans made in conjunction with the sale of  other real estate owned          1,080       1,968
    Transfer of loans to other real estate                                       4,745      16,482

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